EXHIBIT 4(A)
                                 AMENDMENT NO. 3
                                       TO
                             WARRANTECH CORPORATION
                    1998 EMPLOYEE INCENTIVE STOCK OPTION PLAN

The Warrantech Corporation 1998 Employee Incentive Stock Option Plan (the "Plan") is hereby amended as follows:

         1. Section 4(a) of the Plan is amended to read as follows:

     SECTION 4. STOCK RIGHTS

     "(A) NUMBER OF SHARES SUBJECT TO RIGHTS. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $0.007 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 1,641,987 shares. Such authorized share reserve is comprised of (i) the number of shares which remained available for issuance, as of the Plan Effective Date, under the Warrantech Corporation 1988 Employee Incentive Stock Option Plan (amended as of July, 1996) (the "Predecessor Plan"), including the shares subject to the outstanding options incorporated into the Plan and any other shares which would have been available for future option grants under the Predecessor Plan, (ii) an additional 600,000 shares which were included in the initial authorized share reserve when the Plan was approved, (iii) an additional 600,000 shares which were included in the authorized share reserve pursuant to Amendment No. 1 to the Plan, and (iv) an additional 1,000,000 shares which were included in the authorized share reserve pursuant to this Amendment No. 3 to the Plan, subject to stockholder approval. The aggregate number of shares which may be issued pursuant to the Plan is subject to adjustment as provided in paragraph 13. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the shares of Common Stock subject to such Stock Right shall again be available for grants of Stock Rights under the Plan."

         2. Except as expressly amended, the provisions of the 1998 Plan, as amended, shall remain in full force and effect.

         3. This Amendment shall be effective immediately upon approval by the Company's Board of Directors, subject to the approval of the stockholders of the Company.

          Adopted by the Board of Directors the 12th day of June, 2003 Approved by the Stockholders the 8th day of September, 2003





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